                                                                Exhibit 23.1



                           INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Capital Crossing Bank and Capital Crossing Preferred Corporation:


We consent to the inclusion in the registration statement on Form S-11 of Capital Crossing Preferred Corporation of our report dated March 2, 2004, with respect to the balance sheets of Capital Crossing Preferred Corporation as of December 31, 2003 and 2002, and the related statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and our report dated February 26, 2004, with respect to the consolidated balance sheets of Capital Crossing Bank and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003 included herein and to the references to our firm under the headings "Selected Financial Data" and "Experts" in the prospectus and "Selected Consolidated Financial Data" in the offering circular.

Our report dated February 26, 2004 refers to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets", effective January 1, 2002.


/s/ KPMG LLP


Boston, Massachusetts
April 7, 2004